Exhibit 99.1

LETTER OF TRANSMITTAL

With respect to the Exchange Offer Regarding the

3.750% Senior Notes due 2030

4.625% Senior Notes due 2039

4.875% Senior Notes due 2049

3.875% Senior Notes due 2027

4.250% Senior Notes due 2031

5.500% Senior Notes due 2050

issued by Kraft Heinz Foods Company

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2020, unless extended

To My Broker or Account Representative:

I, the undersigned, hereby acknowledge receipt of the Prospectus, dated             , 2020 (the “Prospectus”) of Kraft Heinz Foods Company (the “Issuer”) with respect to the Issuer’s exchange offer set forth therein (the “Exchange Offer”). I understand that the Exchange Offer must be accepted on or prior to 5:00 P.M., New York City time, on             , 2020, unless extended.

This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the Issuer’s 3.750% Senior Notes due 2030, 4.625% Senior Notes due 2039, 4.875% Senior Notes due 2049, 3.875% Senior Notes due 2027, 4.250% Senior Notes due 2031 and 5.500% Senior Notes due 2050 (collectively, the “Old Notes”) held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (FILL IN AMOUNT): $         of the Old Notes.

With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX(ES)):

☐

TO TENDER the following Old Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES TO BE TENDERED, IF ANY): $         (must be tendered in minimum denominations of $2,000 and in multiples of $1,000)

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuer and you that:

1.

The undersigned acquiring the Issuer’s new 3.750% Senior Notes due 2030, 4.625% Senior Notes due 2039, 4.875% Senior Notes due 2049, 3.875% Senior Notes due 2027, 4.250% Senior Notes due 2031 and 5.500% Senior Notes due 2050, for which the Old Notes will be exchanged (the “Exchange Notes”) in the Exchange Offer, is acquiring them in the ordinary course of its business;

2.

Neither the undersigned nor any other person acquiring Exchange Notes in exchange for the undersigned’s Old Notes in the Exchange Offer is engaging in or intends to engage in a distribution of Exchange Notes within the meaning of the federal securities laws;

3.

Neither the undersigned nor any other person acquiring Exchange Notes in exchange for the undersigned’s Old Notes in the Exchange Offer has engaged in, or intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of Exchange Notes issued in the Exchange Offer;

4.

Neither the undersigned nor any other person acquiring Exchange Notes in exchange for the undersigned’s Old Notes in the Exchange Offer is an affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)), of the Issuer; and

5.

If the undersigned or any other person acquiring Exchange Notes in exchange for the undersigned’s Old Notes in the Exchange Offer is a broker-dealer, and acquired Old Notes as a result of market making activities or other trading activities, the undersigned represents that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Old Notes pursuant to the Exchange Offer. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Once the Issuer accepts the tender of the Old Notes, this letter of transmittal is a binding agreement between the undersigned and the Issuer.

The Issuer reserves the absolute right to:

1.	reject any and all tenders of any particular Old Notes not properly tendered;

2.	refuse to accept any Old Notes if, in its reasonable judgment or the judgment of its counsel, the acceptance would be unlawful; and

3.	waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes before the expiration of the Exchange Offer.

The undersigned also authorizes you to:

(1)	confirm that the undersigned has made such representations; and

(2)	take such other action as necessary under the Prospectus to effect the valid tender of such Old Notes.

The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of Exchange Notes acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters as discussed in the section of the Prospectus entitled “Exchange Offer.”

The Exchange Offer is subject to certain conditions, described in the Prospectus in the section entitled “Exchange Offer—Conditions to the Exchange Offer.”

Name of beneficial owner(s):

Signatures:

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Date: